SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 15th day of December, 2013.

AMONG:

VAPESTICK HOLDINGS LTD., a company incorporated under the laws of England and Wales and having an address at 85a Stanmore Hill Stanmore, Middlesex HA7 3DZ

(the "**Target**")

AND:

THE SHAREHOLDERS OF THE TARGET, as listed on Schedule A attached hereto

(the "**Shareholders**")

AND:

VICTORY ELECTRONIC CIGARETTES CORPORATION, a company incorporated under the laws of the State of Nevada and having an address at 11335 Apple Drive, Nunica, Michigan 49448

(the "**Purchaser**")

WHEREAS:

A. The Shareholders are the registered owners of all of the issued and outstanding ordinary shares in the capital of the Target;

B. The Purchaser seeks to acquire all of the issued and outstanding ordinary shares in the capital of the Target from the Shareholders; and

C. Upon the terms and subject to the conditions set forth in this Agreement, the Shareholders have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Shareholders all of the Shareholders' right, title and interest in the ordinary shares in the capital of the Target such that, at Closing (as defined herein), the Target will become a wholly-owned subsidiary of the Purchaser.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement the following words and phrases will have the following meanings:

(a) "**Accounting Date**" means October 31, 2013;

(b) "**Affiliate**" with respect to any specified Person at any time, means each Person directly or indirectly through one or more intermediaries controlling, controlled by or under direct or indirect common control with such specified Person at such time;

(c) "**Agreement**" means this Share Exchange Agreement, and all of the schedules and other documents attached hereto, as it may from time to time be supplemented or amended;

(d) "**Applicable Law**" means, with respect to any Person, any domestic (whether federal, state, territorial, provincial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates);

(e) "**Applicable Securities Laws**" means all applicable securities laws in all jurisdictions relevant to the issuance of the Purchaser Shares pursuant to the terms of this Agreement;

(f) "**Business**" means the business as currently conducted by the Target;

(g) "**Business Day**" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(h) "**Closing**" means the closing of the Transaction pursuant to the terms of this Agreement on the Closing Date;

(i) "**Closing Date**" means the second Business Day following the satisfaction or waiver all conditions precedent set forth in this Agreement, which shall not be later than January 15, 2014, or such other date as the Shareholders, the Target and the Purchaser may agree in writing;

(j) "**Consideration Shares**" means, in the aggregate, 6,200,000 Purchaser Shares, unless the number of Purchaser Shares determined according to clause 8.1(i) as of the Closing Date is a greater or lesser number in which case that greater or lesser number of Purchaser Shares;

(k) "**Contracts**" means all contracts, agreements, options, leases, licences, sales and purchase orders, commitments and other instruments of any kind, whether written or oral;

(l) "**Disclosure Statement**" means the Disclosure Statement of the Target qualifying the representations and warranties in this Agreement, including any and all documents and matters appended to or incorporated by reference in it, as amended or updated prior the Closing Date; and for the avoidance of doubt including all material provided to the Purchaser prior to the Closing Date for the purposes of the Purchaser's undertaking of due diligence or otherwise (and such materials shall for the purposes of this Agreement be taken to be included in, stated in, disclosed by and set forth in the said Disclosure Statement);

(m) **"Distribution Compliance Period"** has the meaning set out in Section 4.3;

(n) **"Employee"** has the meaning set forth in Section 3.16(a)(ii);

(o) **"Employee Agreement"** has the meaning set forth in Section 3.16(a)(iii);

(p) **"Employee Plan"** has the meaning set forth in Section 3.16(a)(i);

(q) **"Encumbrances"** means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever, other than (i) statutory liens for taxes or assessments that are not yet due and payable; (ii) statutory liens to secure obligations to landlords under leases or rental agreements incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (v) Encumbrances, matters of record, including easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the use of such property in the conduct of the Business, and (vi) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business;

(r) **"Exchange Act"** means the United States Securities Exchange Act of 1934, as amended;

(s) **"FINRA"** means the Financial Industry Regulatory Authority;

(t) **"Governmental Body"** means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature,

(ii) federal, state, provincial, local, municipal, foreign, or other government,

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or

(iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

(u) **"Intellectual Property Assets"** has the meaning set forth in Section 3.24(a);

(v) **"International Jurisdiction"** has the meaning set out in Section 4.6;

(w) **"Legal Requirement"** means any requirement or obligation under Applicable Law;

(x) **"Liabilities"** means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due,

vested or unvested, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Applicable Law, or Order issued or promulgated by a Governmental Body and those arising under any Contract;

(y) "**Lien**" means, with respect to any asset, any mortgage, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, Encumbrance or charge of any kind in respect of such asset; provided, however, that a Lien for these purposes shall not include: (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which is being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and Encumbrances specifically identified in the balance sheet included in the Target Financial Statements; (v) Liens securing executory obligations under any lease that constitutes an "operating lease" under U.S. GAAP or U.K. GAAP; and (vi) other Liens set forth in the Disclosure Statement or Purchaser Disclosure Statement, as applicable, provided, however, that, with respect to each of clauses (i) through (v), to the extent that any such Lien arose prior to the date of the balance sheet included in the Target Financial Statements or the Purchaser financial statements and relates to, or secures the payment of, a Liability that is required to be accrued under U.S. GAAP or U.K. GAAP, respectively, such Lien shall not be a permitted Lien unless adequate accruals for such Liability have been established therefor on such balance sheet in conformity with U.S. GAAP or U.K. GAAP, as applicable;

(z) "**Losses**" means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by the Purchaser, the Target, or the Shareholders, including damages for lost profits or lost business opportunities;

(aa) "**Material Adverse Effect**", when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, ownership, financial condition or results of operations of such entity and any Affiliates, taken as a whole, other than any change, event, circumstance or effect to the extent resulting from: (i) the announcement of the execution of this Agreement and the transactions contemplated hereby, (ii) actions by such entity required to be taken in accordance with the terms of this Agreement or taken at the direction or request of another party to this Agreement; (iii) acts of God, earthquakes, acts of terrorism or military actions whether or not pursuant to the declaration of a national emergency or war; (iv) changes in general economic or political conditions globally, political systems, currencies, securities, or financial markets; (v) changes generally affecting the industry in which such entity operates; or (vi) changes in U.K. GAAP or U.S. GAAP, as applicable;

(bb) "**Material Contracts**" means those subsisting commitments, Contracts, instruments, leases and other agreements, oral or written, by which a party is bound or to which it or its respective assets are subject which have total payment obligations which exceed £20,000 or are for a term of or in excess of one (1) year;

(cc) **"Order"** means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or authority or by any arbitrator;

(dd) **"Organizational Documents"** means:

(i) the articles or certificate of incorporation and the bylaws of a corporation,

(ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and

(iii) any amendment to any of the foregoing;

(ee) **"Person"** includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(ff) **"Proceeding"** means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

(gg) **"Purchase Price"** has the meaning set out in Section 2.2;

(hh) **"Purchaser Accounting Date"** has the meaning set forth in Section 5.13;

(ii) **"Purchaser Disclosure Statement"** means the Disclosure Statement of the Purchaser qualifying the representations and warranties in this Agreement, including any and all documents and matters appended to or incorporated by reference in it, as amended or updated prior the Closing Date; and for the avoidance of doubt including all material provided to the Target prior to the Closing Date for the purposes of the Target's undertaking of due diligence or otherwise (and such materials shall for the purposes of this Agreement be taken to be included in, stated in, disclosed by and set forth in the said Disclosure Statement);

(jj) **"Purchaser Financing"** means the proposed financing by the Purchaser to raise gross proceeds of at least $10,000,000 through the issuance of equity, debt or convertible securities, or some combination thereof, on terms to be decided in the sole determination of the Purchaser;

(kk) **"Purchaser SEC Documents"** has the meaning set forth in Section 5.12;

(ll) **"Purchaser Shares"** means the shares of common stock, par value $0.001, in the capital of the Purchaser;

(mm) **"Purchaser's Solicitors"** means the law firm of Clark Wilson LLP;

(nn) **"Regulation S"** means Regulation S promulgated under the Securities Act;

(oo) **"Related Party"** means, with respect to a particular individual:

(i) each other member of such individual's Family,

(ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family,

(iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest, or

(iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity), and

with respect to a specified Person other than an individual:

(v) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person,

(vi) any Person that holds a Material Interest in such specified Person,

(vii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity),

(viii) any Person in which such specified Person holds a Material Interest,

(ix) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and

(x) any Related Person of any individual described in clause (vi) or (vii).

For purposes of this definition: (A) the "**Family**" of an individual includes: (i) the individual; (ii) the individual's spouse; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual, and (B) "**Material Interest**" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person;

(pp) "**SEC**" means the United States Securities and Exchange Commission;

(qq) "**Securities Act**" means the United States Securities Act of 1933, as amended;

(rr) "**Shares**" means the fully paid and non-assessable ordinary shares in the capital of the Target owned by the Shareholders as set out in Schedule A, being all of the issued and outstanding ordinary shares in the capital of the Target;

(ss) "**Target Financial Statements**" means the management prepared financial statements for the Target as at the Accounting Date and the year to date period ended at the Accounting Date, all prepared in accordance with U.K. GAAP;

(tt) "**Tax**" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee;

(uu) "**Tax Return**" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax;

(vv) "**Transaction**" means the acquisition by the Purchaser of all of the Shares from the Shareholders in exchange for the payment of the Purchase Price to the Shareholders;

(ww) "**Transaction Documents**" has the meaning set forth in Section 3.4; and

(xx) "**U.K. GAAP**" means generally accepted accounting principles in the United Kingdom, applied on a consistent basis with prior periods;

(yy) "**U.S. GAAP**" means generally accepted accounting principles in the United States, applied on a consistent basis with prior periods;

(zz) "**U.S. Person**" has the meaning ascribed thereto in Regulation S.

1.2 Schedules

The following are the schedules to this Agreement:

Schedule A — List of Shareholders

1.3 Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) all references in this Agreement to a designated Article, Section, subsection, paragraph or other subdivision, or to a Schedule, is to the designated Article, section, subsection, paragraph or other subdivision of, or Schedule to, this Agreement unless otherwise specifically stated;

(b) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, clause, subclause or other subdivision or Schedule;

(c) the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(d) the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import are used with reference thereto);

(e) all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with U.K. GAAP or U.S. GAAP, as applicable;

(f) except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g) where the phrase "to the knowledge of" or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made

such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(h) the headings to the Articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i) any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(j) the parties acknowledge that this Agreement is the product of arm's length negotiation between the parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement;

(k) the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement;

(l) unless otherwise specifically noted, all references to currency in this Agreement and in the Target Financial Statements are or will be to United States Dollars ($). If it is necessary to convert money from another currency to United States Dollars, such money will be converted using the exchange rates in effect at the date of payment; and

(m) All references to "£" herein shall mean British pounds sterling.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, the Purchaser irrevocably agrees to purchase the Shares from the Shareholders and the Shareholders irrevocably agree to sell, assign and transfer the Shares to the Purchaser, free and clear of all Encumbrances, on the terms and conditions herein set forth, in consideration for the payment of the Purchase Price by the Purchaser to the Shareholders, such that, at Closing, the Target will become a wholly-owned subsidiary of the Purchaser.

2.2 Consideration

As consideration for the Shares to be acquired by the Purchaser pursuant to the terms of this Agreement, the Purchaser shall:

(a) allot and issue the Consideration Shares to the Shareholders in the percentage amounts set out opposite each Shareholder's name in Schedule A, as fully paid and non-assessable Purchaser Shares; and

(b) pay an aggregate amount of £3,500,000 (net of any directed payments at Closing for repayment of Related Party Debt pursuant to Section 7.1(j) or Term Debt pursuant to Section 7.4(k)) to the Shareholders in the percentage amounts set out opposite each Shareholder's name in Schedule A

(collectively, the "**Purchase Price**").

2.3 Fractional Securities

Notwithstanding any other provision of this Agreement, no fractional Consideration Shares will be issued in the Transaction. In lieu of any such fractional securities, any Shareholder entitled to receive a fractional amount of Consideration Shares will be entitled to have such fraction rounded up or down to the nearest whole number of applicable Consideration Shares and will receive from the Purchaser a certificate representing same.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE TARGET AND SHAREHOLDERS

As of the date hereof and as at the Closing Date, and except as disclosed or contained in the Target Financial Statements or the Disclosure Statement, or as otherwise provided for in any certificate or other instrument delivered pursuant to this Agreement, the Target and the Shareholders make the following representations to the Purchaser and acknowledge and agree that the Purchaser is relying upon such representations and warranties, each of which is qualified in its entirety by the matters and documents disclosed or contained in Disclosure Statement in connection with the execution, delivery and performance of this Agreement, as follows:

3.1 Organization and Good Standing

The Target is a private limited company duly organized, validly existing and in good standing under the laws of England and Wales, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under any applicable contracts. The Target is duly qualified to do business as a company and is in good standing in each other jurisdiction where the failure to be so qualified could result in a Material Adverse Effect on the Target.

3.2 Capitalization

The entire authorized and issued capital stock and other equity securities of the Target are as disclosed in the Disclosure Statement. All of the issued and outstanding Shares and other securities of the Target are owned of record by the Shareholders, free and clear of all Encumbrances. All of the outstanding equity securities of the Target have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities or other securities of the Target, if any, were issued in violation of any Applicable Securities Laws or any other Legal Requirement. Except for the subsidiaries identified in Section 3.7 the Target does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. There are no agreements purporting to restrict the transfer of any of the issued and outstanding Shares, no voting agreements, shareholders' agreements, voting trusts, or other arrangements restricting or affecting the voting of any of the Shares to which the Target is a party or of which the Target or the Shareholders are aware.

3.3 Absence of Rights to Acquire Securities

Other than as set out in this Agreement, no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

(a) to require the Target to issue any further or other shares in its capital or any other security convertible or exchangeable into Shares or to convert or exchange any securities into or for Shares;

(b) for the issue or allotment of any unissued Shares;

(c) to require the Target to purchase, redeem or otherwise acquire any of the issued and outstanding Shares; or

(d) to acquire the Shares or any of them.

3.4 Authority

The Target has all requisite power and authority to execute and deliver this Agreement and any other documents contemplated by this Agreement (collectively, the "**Transaction Documents**") to be signed by the Target and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Transaction Documents by the Target and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Target. No other corporate or shareholder proceeding on the part of the Target is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Transaction Documents when executed and delivered by the Target as contemplated by this Agreement will be, duly executed and delivered by the Target and this Agreement is, and the other Transaction Documents when executed and delivered by the Target as contemplated hereby will be, valid and binding obligations of the Target, enforceable in accordance with their respective terms except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally;

(b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c) as limited by public policy.

3.5 No Conflict

Except as disclosed in the Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Target, or any resolution adopted by the board of directors of the Target or the Shareholders;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Target, or any of its respective assets, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Target or that otherwise relates to the Business of, or any of the assets owned or used by, the Target;

(d) cause the Purchaser or the Target to become subject to, or to become liable for the payment of, any Tax;

(e) cause any of the assets owned by the Target to be reassessed or revalued by any taxing authority or other Governmental Body;

(f) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Target; or

(h) require the Target to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.6 Financial Statements

(a) The Target Financial Statements:

(i) are in accordance with the books and records of the Target;

(ii) present fairly the financial condition of the Target as of the respective dates indicated and the results of operations for such periods; and

(iii) have been prepared in accordance with U.K. GAAP and reflect the consistent application of U.K. GAAP throughout the periods involved.

(b) All material financial transactions of the Target have been accurately recorded in the books and records of the Target and such books and records fairly present the financial position and the affairs of the Target.

(c) Other than the costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein, the Target has no material Liabilities or obligations, net of cash, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, that exceed £10,000 on an individual basis and £50,000 in the aggregate, which:

(i) are not set forth in the Target Financial Statements or have not heretofore been paid or discharged;

(ii) did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan disclosed to the Purchaser; or

(iii) have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Accounting Date.

(d) Except to the extent reflected or reserved against in the Target Financial Statements or incurred subsequent to the Accounting Date in the ordinary and usual course of the business of the Target, the Target does not have any outstanding indebtedness or any Liabilities or obligations (whether accrued, absolute, contingent or otherwise), and any Liabilities or obligations incurred in the ordinary and usual course of business since the Accounting Date have not had a Material Adverse Effect on the Target.

(e) Since the Accounting Date, there have not been:

(i) any changes in the condition or operations of the business, assets or financial affairs of the Target which have caused, individually or in the aggregate, a Material Adverse Effect on the Target; or

(ii) any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may cause a Material Adverse Effect on the Target.

(f) Since the Accounting Date, and other than as contemplated by this Agreement, the Target has not:

(i) transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Target Financial Statements or cancelled any debts or claims except in each case in the ordinary and usual course of business;

(ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and Liabilities incurred in the ordinary and usual course of business;

(iii) issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issue of any such or other securities;

(iv) discharged or satisfied any Encumbrances, or paid any obligation or liability (fixed or contingent), other than current Liabilities or the current portion of long term liabilities disclosed in the Target Financial Statements or current Liabilities incurred since the date thereof in the ordinary and usual course of business;

(v) declared, made, or committed itself to make any payment of any dividend or other distribution in respect of any of its shares, nor has it purchased, redeemed, subdivided, consolidated, or reclassified any of its shares;

(vi) made any gift of money or of any assets to any Person;

(vii) purchased or sold any assets except in the ordinary and usual course of business;

(viii) amended or changed or taken any action to amend or change its Organizational Documents;

(ix) made payments of any kind to or on behalf of either a Shareholder or any Related Parties of a Shareholder, nor under any management agreement save and except business related expenses and salaries in the ordinary and usual course of business and at the regular rates payable to them;

(x) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Target to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(xi) made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(xii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had or may be reasonably expected to have a Material Adverse Effect on the Target;

(xiii) other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary

business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(xiv) adopted, or increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Target; or

(xv) authorized or agreed or otherwise have become committed to do any of the foregoing.

(g) The Target has no guarantees, indemnities or contingent or indirect obligations with respect to the Liabilities or obligations of any other Person including any obligation to service the debt of or otherwise acquire an obligation of another Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person.

(h) The Target is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

3.7 Subsidiaries

The Target has no wholly-owned or majority owned subsidiaries or material interest in any other Person, except for Vapestick Group Ltd. and Vapestick Branding Ltd.

3.8 Directors and Executive Officers

The directors and executive officers of the Target consist of the following individuals who hold the following positions:

Michael Clapper	Director and Executive Chairman
Michiel Carmel	Director and Managing Director
Jo Dempsey	Director and Executive Assistant to Mr. Clapper
Alan Carmel	Director

3.9 Books and Records

The minute books of the Target contain accurate and complete records of all meetings held, and corporate action taken by, the respective shareholders, board of directors, and committees of the board of directors of the Target, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

3.10 Title to Personal Property and Encumbrances

The Target possesses, and has good and marketable title to, or a valid lease or license to use, all personal property necessary for the continued operation of the Business as presently conducted and as represented to the Purchaser, including all assets reflected in the Target Financial Statements or acquired since the Accounting Date. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Target is owned by the Target free and clear of all Encumbrances, except as disclosed in the Disclosure Statement.

3.11 Title to Real Property and Encumbrances

The Target does not own any real property. Each of the leases, subleases, claims or other real property interests to which the Target is a party or is bound, as disclosed in the Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect in all material respects. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material real property and leaseholds are owned or leased by the Target free and clear of all Encumbrances, except as disclosed in the Disclosure Statement. The Target has delivered or made available, or will make available on request, to the Purchaser copies of the deeds and other instruments (as recorded) by which the Target acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Target and relating to such property or interests.

3.12 Accounts Receivable

All accounts receivable of the Target that are reflected on the balance sheet included in the Target Financial Statements or on the accounting records of the Target as of the Closing Date (collectively, the "**Accounts Receivable**") have been recorded by the Target in accordance with its usual accounting practices consistent with prior periods and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the knowledge of the Target and the Shareholders, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet included in the Target Financial Statements or on the accounting records of the Target. The reserve taken for doubtful or bad debtor accounts is adequate based on the past experience of the Target and is consistent with the accounting procedures used in previous fiscal periods. The Disclosure Statement contains a complete and accurate list of all Accounts Receivable as of the date of the Financial Statements, which list sets forth the aging of such Accounts Receivable.

3.13 Material Contracts

The Target has made available all the present outstanding Material Contracts entered into by the Target in the course of carrying on the Business. Except as listed in the Disclosure Statement, the Target is not party to or bound by any other Material Contract, whether oral or written, and the Material Contracts are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of the Target or, to the knowledge of the Target, on the part of any of the other parties thereto. The Target is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such Material Contracts or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Material Contracts. To the knowledge of the Target, the continuation, validity, and effectiveness of each Material Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement.

3.14 Tax Matters

(a) The Target has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of private limited companies, pursuant to all applicable statutes and other Legal Requirements. The Target has made available to the Purchaser copies of all such Tax Returns filed by the Target. Except as described in the Disclosure Statement, the Target has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment by the Target or for which the Target may be liable.

(b) All Taxes that the Target is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c) All Tax Returns filed by (or that include on a consolidated basis) the Target are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Target after the date of this Agreement.

(d) The Target has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve therefore in the Target Financial Statements for those Taxes not yet due and payable, except for: (i) any Taxes the non-payment of which will not have a Material Adverse Effect on the Target, and (ii) such Taxes, if any, as are listed in the Disclosure Statement and are being contested in good faith and as to which adequate reserves (determined in accordance with U.K. GAAP) have been provided in the Target Financial Statements.

(e) The Target is not presently under, nor has it received notice of, any contemplated investigation or audit by any regulatory or government agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof.

3.15 No Agents

The Target warrants to the Purchaser that except for Bluebox Corporate Finance Group which will be paid a 5% commission in Consideration Shares and cash by the Shareholders from the proceeds of the Purchase Price, no broker, agent or other intermediary has been engaged by the Target in connection with the transactions contemplated hereby and, consequently, no commission is payable or due to a third party from the Target.

3.16 Employee Benefit Plans and Compensation; Employment Matters.

(a) For purposes of this Section 3.16, the following terms will have the meanings set forth below:

(i) "**Employee Plan**" refers to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, and pursuant to which the Target has or may have any material liability contingent or otherwise;

(ii) "**Employee**" means any current, former, or retired employee, officer, or director of the Target; and

(iii) "**Employee Agreement**" refers to each employment, severance, consulting or similar agreement or contract between the Target and any Employee.

(b) The Target has made available to Purchaser:

(i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used in connection therewith;

(ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan;

(iii) if the Employee Plan is funded, the most recent annual and periodic accounting of the Employee Plan assets; and

(iv) all communications material to any Employee or Employees relating to the Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of

payments or vesting schedules or other events which would result in any material liability to the Target.

(c) The Target has performed, in all material respects, all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by another party to any Employee Plan, and all Employee Plans have been established and maintained in all material respects in accordance with their respective terms and in substantial compliance with all Applicable Laws. There are no actions, suits or claims pending, or, to the knowledge of the Target, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan. Except for Employee Plans required by Applicable Law, including TUPE, the Employee Plans can be amended, terminated or otherwise discontinued after the Closing in accordance with their terms, without liability to the Target, the Purchaser or any Affiliate thereof (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of the Shareholders and Target threatened, by any Governmental Body.

(d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under an Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(e) The Target:

(i) is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;

(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees;

(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing;

(iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than as required by Applicable Law including TUPE and routine payments to be made in the normal course of business and consistent with past practice);

(v) has provided the Employees with all wages, benefits, stock options, bonuses, incentives and all other compensation that became due and payable through the date of the Agreement; and

(vi) represents that in the last three (3) years, no citation has been issued by any federal, state or provincial occupational safety and health board or agency against them and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving them has been filed or is pending or, to their knowledge, threatened, against them under any federal, state or provincial occupational safety and health board or any other Applicable Law relating to occupational safety and health.

(f) No work stoppage, labour strike or other "concerted action" involving Employees against the Target is pending or, to the knowledge of the Target, threatened. The Target is not involved in nor, to the knowledge of the Target, threatened with, any labour dispute, grievance, or litigation relating to labour, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labour practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect on the Target. The Target is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to any Employees and no collective bargaining agreement is being negotiated. There are no activities or proceedings of a labour union to organize any of the Employees.

(g) Except as described in the Disclosure Statement and except for claims by Employees under any applicable workers' compensation or similar legislation which, if adversely determined, would not, either individually or in the aggregate, have a Material Adverse Effect on the Target, there are no complaints, claims or charges pending or outstanding or, to the best of the knowledge of the Target, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Target under or in respect of any employment legislation. The Disclosure Statement discloses all Employees in respect of whom of the Target has been advised by any workers compensation or similar authority that such Employees are in receipt of benefits under workers' compensation or similar legislation. There are no appeals pending before any workers compensation or similar authority involving the Target and all levies, assessments and penalties made against the Target pursuant to workers' compensation or similar legislation have been paid. The Target is not aware of any audit currently being performed by any workers compensation or similar authority, and all payments required to be made in respect of termination or severance pay under any employment standards or similar legislation in respect of former employees or employees disclosed in the Disclosure Statement have been made.

3.17 Consents

No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or Governmental Body or any other Person is necessary for the consummation by the Target of the transactions contemplated herein or to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

3.18 Compliance with Legal Requirements

Except as disclosed in the Disclosure Statement:

(a) To the knowledge of the Target, the Target is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any Applicable Laws related to the Business.

(b) To the knowledge of the Target, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Body required for the operation of the Business or may result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization required for the operation of the Business.

(c) To the knowledge of the Target, the Target is not subject to any judgment, Order or decree entered in any lawsuit or Proceeding applicable to its business and operations that would have a Material Adverse Effect on the Target.

(d) The Target has duly filed all reports and returns required to be filed by it with Governmental Bodies and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of the Target, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction.

3.19 Legal Proceedings

To the knowledge of the Target, there is no basis for and there is no claim, charge, arbitration, grievance, action, suit, judgment, demand, investigation or Proceeding by or before any court, arbiter, administrative agency or other Governmental Body now outstanding or pending or, to the knowledge of the Target, threatened against or affecting the Target which involves any of the business, property or assets of the Target that, if adversely resolved or determined, would have a Material Adverse Effect on the Target. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Material Adverse Effect on the Target. Except as set forth in the Disclosure Statement, no officer, director, agent, or employee of the Target is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

3.20 Insurance

(a) All insurance policies to which the Target is a party or that provides coverage to the Target, or to any director or officer of the Target:

(i) are valid, outstanding, and enforceable;

(ii) are issued by an insurer that is financially sound and reputable;

(iii) taken together, provide adequate insurance coverage for the assets and the operations of the Target for all risks normally insured against by a Person carrying on the same business as the Target;

(iv) are sufficient for compliance with all Legal Requirements and Contracts to which the Target is a party or by which it is bound;

(v) will continue in full force and effect following the consummation of the transactions contemplated herein; and

(vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Target.

(b) The Target has not received: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(c) The Target has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Target is a party or that provides coverage to the Target or any director thereof.

(d) The Target has given prompt notice to its insurers of all claims or possible claims that may be insured by any of its respective policies.

3.21 Indebtedness to Target

Except for: (a) the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary and usual course, or (b) amounts disclosed in the Disclosure Statement or the Target Financial Statements, the Target is not indebted to the Shareholders, any Related Party of the Shareholders or any directors, officers or employees of the Target, on any account whatsoever.

3.22 Certain Payments

Since the Accounting Date, neither the Target nor any director, officer, agent, or employee of the Target, nor any other Person associated with or acting for or on behalf of the Target, has directly or indirectly:

(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

(i) to obtain favorable treatment in securing business,

(ii) to pay for favorable treatment for business secured,

(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Target or any Related Party of the Target, or

(iv) in violation of any Legal Requirement; or

(b) established or maintained any fund or asset that has not been recorded in the books and records of the Target.

3.23 Undisclosed Information

(a) The Target is not aware of any fact, event or occurrence (i) which is not generally known, not included in the Disclosure Statement before the Closing Date, or otherwise disclosed to the Purchaser and (ii) which is reasonably be expected to have a Material Adverse Effect on the Target.

(b) No representation or warranty of the Target in this Agreement and no statement in the Disclosure Statement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.24 Intellectual Property

(a) The Target owns or has a valid right or license to all intellectual property assets necessary for the operation of the Business as it is currently conducted (collectively, the "**Intellectual Property Assets**"), including:

(i) all functional business names, trading names, registered and unregistered trademarks, service marks, and applications;

(ii) all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable;

(iii) all copyrights in both published works and unpublished works; and

(iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by the Target as licensee or licensor.

(b) The Target has not transferred, assigned or encumbered the Intellectual Property Assets or its interests therein in any way, other than in the ordinary course of business.

(c) To the knowledge of the Target, the conduct of the Business does not infringe the intellectual property or contractual rights or obligations of any Person and is in accordance with any and all agreements pursuant to which the Target has the right to use or license any third-party intellectual property. No Person has instituted or, to the knowledge of Target threatened, any Proceeding or action against the Target alleging any infringement by the Target of the intellectual property of such Person.

(d) To the knowledge of Target, there are no third parties challenging, infringing or otherwise violating the Target's rights in the Intellectual Property Assets.

(e) The Target has used the Intellectual Property Assets in such a manner as to preserve their rights therein, including the use of proper notices indicating ownership of the Intellectual Property Assets to the extent necessary for the protection of all rights therein and the prevention of any disclosure to the public of any confidential information related to the Intellectual Property Assets.

(f) Each Employee has entered into a valid and subsisting employment contract that obliges the Employee to maintain the confidential information related to the Intellectual Property Assets during and following employment and to assign all right, title and interest in the Intellectual Property Assets to the Target and to waive any and all moral rights that such Employees may have therein.

3.25 Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Target pursuant hereto or in connection with the transactions contemplated by this Agreement will be deemed to be representations and warranties of the Target hereunder.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF SHAREHOLDERS

As of the date hereof and as at the Closing Date, each of the Shareholders severally and not jointly, as applicable, acknowledges, represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such acknowledgements, representations and warranties in connection with the execution, delivery and performance of this Agreement as follows:

4.1 Each Shareholder is the registered owner of the number of Shares listed next to his, her or its name in Schedule A to this Agreement, and each Shareholder has no interest, legal or beneficial, direct or indirect, in any other shares of the Target. Each Shareholder has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the beneficial title and ownership of his or its respective Shares to the Purchaser free and clear of all Encumbrances.

4.2 Each of the Shareholders is not a U.S. Person (as defined in Regulation S) and is and will be outside the United States when receiving and executing this Agreement and as at the Closing Date. Each of the Shareholders acknowledges that it has not acquired the Consideration Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the Securities Act) in the United

States in respect of any of the Consideration Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Consideration Shares; provided, however, that the Shareholders may sell or otherwise dispose of any of the Consideration Shares pursuant to registration of any of the Consideration Shares pursuant to the Securities Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein.

4.3 The Shareholders acknowledge that the Purchaser has advised each Shareholder that it is issuing the Consideration Shares to such Shareholder under exemptions from the prospectus and registration requirements of Applicable Securities Laws. Each of the Shareholders is acquiring the Consideration Shares as principal for investment purposes only and not with a view to resale or distribution and, in particular, the undersigned has no intention to distribute, either directly or indirectly, any of the Consideration Shares in the United States or to U.S. Persons.

4.4 Each of the Shareholders acknowledge that the Consideration Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under Applicable Securities Laws, and, as a result, may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement or prospectus, or pursuant to an exemption from, or in a transaction not subject to, the registration or prospectus requirements of Applicable Securities Laws and in each case only in accordance with all Applicable Securities Laws. Each of the Shareholders understands and agrees that offers and sales of any of the Consideration Shares prior to the expiration of a period of six months after the date of original issuance of the Consideration Shares (the six month period hereinafter referred to as the "**Distribution Compliance Period**") shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws.

4.5 Each of the Shareholders agrees that the Consideration Shares will bear a legend in substantially the following form:

NONE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE 1933 ACT OR ANY U.S. STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

4.6 Each of the Shareholders is knowledgeable of, or has been independently advised as to, the applicable laws of the securities regulators having application in the jurisdiction in which the Shareholder is resident (the "**International Jurisdiction**") which would apply to the offer and sale of the Consideration Shares.

4.7 Each of the Shareholders is acquiring the Consideration Shares pursuant to exemptions from prospectus or equivalent requirements under applicable laws or, if such is not applicable, each of the Shareholders is permitted to acquire the Consideration Shares under the applicable laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions.

4.8 Except as provided for in this Agreement, each Shareholder is agreeing to waive all rights held by such Shareholder under prior agreements, including shareholder agreements, pertaining to the Shares held by such

Shareholder and the Shareholder will remise, release and forever discharge the Purchaser and its respective directors, officers, employees, successors, solicitors, agents and assigns from any and all obligations to the Shareholder under any such prior agreements.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the Closing Date and except as set forth in the disclosure statement signed and dated by the Purchaser and delivered by the Purchaser to the Target and the Shareholders on the date of this Agreement (the "**Purchaser Disclosure Statement**") or as otherwise provided for in any certificate or other instrument delivered pursuant to this Agreement, the Purchaser makes the following representations to the Target and the Shareholders and the Purchaser acknowledges that the Target and the Shareholders are relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in and included with the Purchaser Disclosure Statement, as follows:

5.1 Organization and Good Standing

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any applicable contracts. The Purchaser is duly qualified to do business as a corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on the Purchaser.

5.2 Capitalization

The entire authorized capital stock of the Purchaser consists of 100,000,000 Purchaser Shares with a par value of $0.001 per share of which 53,393,999 Purchaser Shares are currently issued and outstanding. All of the outstanding equity securities of the Purchaser have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities or other securities of the Purchaser, if any, were issued in violation of any Applicable Securities Laws or any other Legal Requirement. Except as contemplated herein and its operating subsidiary "Victory Electronic Cigarettes, Inc.", the Purchaser does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. There are no agreements purporting to restrict the transfer of any of the issued and outstanding Purchaser Shares, no voting agreements, shareholders' agreements, voting trusts, or other arrangements restricting or affecting the voting of any of the Purchaser Shares to which the Purchaser is a party or of which the Purchaser is aware.

5.3 Absence of Rights to Acquire Securities

Other than as disclosed in this Agreement, the Purchaser Disclosure Statement or in the Purchaser SEC Documents, no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

(a) to require the Purchaser to issue any further or other shares in its capital or any other security convertible or exchangeable into Purchaser Shares or to convert or exchange any securities into or for Purchaser Shares;

(b) for the issue or allotment of any unissued Purchaser Shares;

(c) to require the Purchaser to purchase, redeem or otherwise acquire any of the issued and outstanding Purchaser Shares; or

(d) to acquire the Purchaser Shares or any of them.

5.4 Authority

The Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by the Purchaser and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Purchaser. No other corporate or shareholder proceedings on the part of the Purchaser are necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated by this Agreement will be, duly executed and delivered by the Purchaser and this Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated hereby will be, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally;

(b) as limited by laws relating to the availability of specific performance, injunctive relief of other equitable remedies; and

(c) as limited by public policy.

5.5 Validity of Consideration Shares Issuable upon the Transaction

The Consideration Shares to be issued to the Shareholders at Closing will, upon issuance, have been duly and validly authorized and, the Consideration Shares when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

5.6 No Conflict

Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein, will:

(a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Purchaser, or any resolution adopted by the board of directors of the Purchaser;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser, or any of its respective assets, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Purchaser or that otherwise relates to the business of, or any of the assets owned or used by, the Purchaser;

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Purchaser; or

(f) require the Purchaser to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

5.7 Subsidiaries

The Purchaser has no wholly-owned or majority owned subsidiaries or material interest in any other Person except for Victory Electronic Cigarettes, Inc., a Nevada corporation, which is wholly-owned by the Purchaser.

5.8 Books and Records

The minute books of the Purchaser contain accurate and complete records of all meetings held, and corporate action taken by, the respective shareholders, board of directors, and committees of the board of directors of the Purchaser, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Purchaser.

5.9 Actions and Proceedings

Except as disclosed in the Purchaser SEC Documents, to the knowledge of the Purchaser, there is no basis for and there is no claim, charge, arbitration, grievance, action, suit, judgment, demand, investigation or Proceeding by or before any court, arbiter, administrative agency or other Governmental Body now outstanding or pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser which involves any of the business, property or assets of the Purchaser that, if adversely resolved or determined, would have a Material Adverse Effect on the Purchaser. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Material Adverse Effect on the Purchaser.

5.10 Compliance

(a) To the knowledge of the Purchaser, the Purchaser is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any Applicable Laws related to the business or operations of the Purchaser.

(b) To the knowledge of the Purchaser, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Body required for the operation of the business of the Purchaser or may result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization required for the operation of the business of the Purchaser.

(c) To the knowledge of the Purchaser, the Purchaser is not subject to any judgment, Order or decree entered in any lawsuit or Proceeding applicable to its business and operations that would have a Material Adverse Effect on the Purchaser.

(d) The Purchaser has duly filed all reports and returns required to be filed by it with Governmental Bodies and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of the Purchaser, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction.

5.11 Filings, Consents and Approvals

No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or Governmental Body or any other Person is necessary for the consummation by the Purchaser of the transactions contemplated herein or to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

5.12 SEC Filings

The Purchaser has furnished or made available to the Shareholders a true and complete copy of each report, schedule and registration statement filed by the Purchaser with the SEC (collectively, and as such documents have since the time of their filing been amended, the "**Purchaser SEC Documents**"). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents. The Purchaser SEC Documents constitute all of the documents and reports that the Purchaser was required to file with the SEC and the rules and regulations promulgated thereunder by the SEC. None of the Purchaser SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC has not initiated any inquiry, investigation or Proceeding in respect of the Purchaser and the Purchaser is not aware of any event and does not have any information which would result in the SEC initiating an inquiry, investigation or Proceeding or otherwise affect the registration of the Purchaser Shares.

5.13 Financial Representations

Included with the Purchaser SEC Documents are true, correct, and complete copies of unaudited but auditor reviewed consolidated balance sheets for the Purchaser dated as of September 30, 2013 (the "**Purchaser Accounting Date**") and December 31, 2012, together with related statements of income, cash flows, and changes in shareholders' equity for the interim periods ended September 30, 2013 (collectively, the "**Purchaser Financial Statements**").

(a) The Purchaser Financial Statements:

  (i) are in accordance with the books and records of the Purchaser;

  (ii) present fairly the financial condition of the Purchaser as of the respective dates indicated and the results of operations for such periods; and

  (iii) have been prepared in accordance with U.S. GAAP.

(b) All material financial transactions of the Purchaser have been accurately recorded in the books and records of the Purchaser and such books and records fairly present the financial position and the affairs of the Purchaser.

5.14 Absence of Undisclosed Liabilities

The Purchaser has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, other than: (a) as set out in the Purchaser Financial Statements or the Purchaser SEC Documents; (b) payments contemplated by this Agreement to be made by the Purchaser at Closing or (c) reasonable accounting and legal fees of the Purchaser incurred in connection with the Transaction.

5.15 Tax Matters

(a) As of the date hereof:

(i) the Purchaser has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to it, and

(ii) all such returns are true and correct in all material respects.

(b) The Purchaser has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on the Purchaser.

(c) The Purchaser is not presently under and has not received notice of, any contemplated investigation or audit by any regulatory or government agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof.

(d) All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate Governmental Body.

5.16 Absence of Changes

Since the Purchaser Accounting Date, except as disclosed in the Purchaser Disclosure Statement or the Purchaser SEC Documents and except as contemplated in this Agreement, the Purchaser has not:

(a) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien or Encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any Material Adverse Effect to it or any of its assets or properties;

(b) sold, encumbered, assigned or transferred any material fixed assets or properties;

(c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Purchaser to any mortgage, Lien, pledge, security interest, conditional sales contract or other Encumbrance of any nature whatsoever;

(d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Purchaser Shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the Purchaser Shares;

(f) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect on its business, operations, assets, properties or prospects;

(g) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h) received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have a Material Adverse Effect on its business, operations, assets, properties or prospects;

(i) other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(j) entered into any transaction other than in the ordinary course of business consistent with past practice; or

(k) agreed, whether in writing or orally, to do any of the foregoing.

5.17 Absence of Certain Changes or Events

Since the Purchaser Accounting Date, except as and to the extent disclosed in the Purchaser SEC Documents, there has not been:

(a) a Material Adverse Effect with respect to the Purchaser; or

(b) any material change by the Purchaser in its accounting methods, principles or practices.

5.18 Personal Property

There are no material equipment, furniture, fixtures or other tangible personal property and assets owned or leased by the Purchaser, except as disclosed in the Purchaser SEC Documents. The Purchaser possesses, and has good and marketable title to all property necessary for the continued operation of the business of the Purchaser as presently conducted and as represented to the Shareholders. All such property is used in the business of the Purchaser. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Purchaser are owned by the Purchaser free and clear of all Liens, security interests, charges, Encumbrances and other adverse claims, except as disclosed in the Purchaser Disclosure Schedule or the Purchaser SEC Documents.

5.19 Employees and Consultants

To the knowledge of the Purchaser, no employee of the Purchaser is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with the Purchaser or any other nature of the business conducted or to be conducted by the Purchaser.

5.20 Real Property

The Purchaser does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the "**Purchaser Leases**") to which the Purchaser is a party or is bound, as disclosed in the Purchaser Disclosure Schedule or as disclosed in the Purchaser SEC Documents, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by the Purchaser pursuant to any such Purchaser Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party

under any of the Purchaser Leases. The Purchaser Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. The Purchaser has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Purchaser Leases or the leasehold property pursuant thereto.

5.21 Accounts Receivable

All accounts receivable of the Purchaser that are reflected on the balance sheet included in the Purchaser Financial Statements or on the accounting records of the Purchaser as of the Closing Date (collectively, the "**Purchaser Accounts Receivable**") have been recorded by the Purchaser in accordance with its usual accounting practices consistent with prior periods and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the knowledge of the Purchaser, the Purchaser Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet included in the Purchaser Financial Statements or on the accounting records of the Purchaser. The reserve taken for doubtful or bad debtor accounts is adequate based on the past experience of the Purchaser and is consistent with the accounting procedures used in previous fiscal periods.

5.22 Material Contracts

The Purchaser has made available all the present outstanding Material Contracts entered into by the Purchaser in the course of carrying on its business. Except as disclosed in the Purchaser Disclosure Statement or the Purchaser SEC Documents, the Purchaser is not party to or bound by any other Material Contract, whether oral or written, and the Material Contracts are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of the Purchaser or, to the knowledge of the Purchaser, on the part of any of the other parties thereto. The Purchaser is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such Material Contracts or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Material Contracts. To the knowledge of the Purchaser, the continuation, validity, and effectiveness of each such Material Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement.

5.23 Intellectual Property

(a) The Purchaser owns or has a valid right or license to all intellectual property assets necessary for the operation of its business as it is currently conducted (collectively, the "**Purchaser Intellectual Property Assets**"), including:

(i) all functional business names, trading names, registered and unregistered trademarks, service marks, and applications;

(ii) all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable;

(iii) all copyrights in both published works and unpublished works; and

(iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by the Target as licensee or licensor.

(b) The Purchaser has not transferred, assigned or encumbered the Purchaser Intellectual Property Assets or its interests therein in any way, other than in the ordinary course of business.

(c) To the knowledge of the Purchaser, the conduct of the business of the Purchaser does not infringe the intellectual property or contractual rights or obligations of any Person and is in accordance with any and all agreements pursuant to which the Purchaser has the right to use or license any third-party intellectual property. No Person has instituted or, to the knowledge of Purchaser threatened, any Proceeding or action against the Purchaser alleging any infringement by the Purchaser of the intellectual property of such Person.

(d) Except as disclosed in the Purchaser Disclosure Statement, and to the knowledge of Purchaser, there are no third parties challenging, infringing or otherwise violating the Purchaser rights in the Purchaser Intellectual Property Assets.

(e) The Purchaser has used the Purchaser Intellectual Property Assets in such a manner as to preserve their rights therein, including the use of proper notices indicating ownership of the Purchaser Intellectual Property Assets to the extent necessary for the protection of all rights therein and the prevention of any disclosure to the public of any confidential information related to the Purchaser Intellectual Property Assets.

(f) Each employee of Purchaser has entered into a valid and subsisting employment contract that obliges the employee to maintain the confidential information related to the Purchaser Intellectual Property Assets during and following employment and to assign all right, title and interest in the Purchaser Intellectual Property Assets to the Purchaser and to waive any and all moral rights that such employee may have therein.

5.24 Certain Transactions

Except as disclosed in the Purchaser Disclosure Schedule or the Purchaser SEC Documents, the Purchaser is not (i) a party to any related party transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K, promulgated under the Securities Act, or (ii) guarantor or indemnitor of any indebtedness of any Person.

5.25 Listing and Maintenance Requirements

The Purchaser Shares are currently quoted on the OTCQB. The Purchaser has not, in the 12 months preceding the date hereof, received any notice from the OTCQB or FINRA to the effect that the Purchaser's quotation, listing or maintenance on the OTCQB is or may be terminated or suspended. No securities commission or other regulatory authority has issued any order preventing or suspending the trading of the Purchaser Shares or prohibiting the issuance of the Consideration Shares to be delivered hereunder, and, to the Purchaser's knowledge, no Proceedings for such purpose are pending or threatened.

5.26 No SEC or FINRA Inquiries

Neither the Purchaser nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the SEC or FINRA. The Purchaser currently does not have any outstanding comment letters or other correspondences from the SEC or FINRA. The Purchaser does not reasonably know of any event or have any information which would result in the SEC or FINRA initiating an inquiry, investigation or Proceeding or otherwise affect the Purchaser.

5.27 No Agents

The Purchaser warrants to the Shareholders that no broker, agent or other intermediary has been engaged by the Purchaser in connection with the transactions contemplated hereby, and consequently, no commission is payable or due to a third party from the Purchaser.

5.28 Undisclosed Information

(a) The Purchaser is not aware of any fact, event or occurrence (i) which is not generally known, is not included in the Purchaser Disclosure Statement prior to the Closing Date, or otherwise disclosed to the Target and (ii) which is reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b) To the Purchaser's knowledge, no representation or warranty of the Purchaser in this Agreement and no statement in the Purchaser Disclosure Statement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.29 Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement will be deemed to be representations and warranties by the Purchaser hereunder.

ARTICLE 6
CLOSING

6.1 Closing Date and Location

The transactions contemplated by this Agreement will be completed at 10:00 a.m. (Pacific Time) on the Closing Date, at the offices of the Purchaser's Solicitors, or at such other location and time as is mutually agreed to by the Purchaser, the Target and the Shareholders. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Purchaser, the Target and the Shareholders, provided such undertakings are satisfactory to each party's respective legal counsel.

6.2 Target and Shareholders Closing Documents

On the Closing Date, the Target and the Shareholders will deliver, or cause to be delivered, to the Purchaser the documents set forth in Section 7.1 and such other documents as the Purchaser may reasonably require to perfect the transactions contemplated hereby.

6.3 Purchaser Closing Documents

On the Closing Date, the Purchaser will deliver, or cause to be delivered, to the Target the documents set forth in Section 8.1 and such other documents as the Target may reasonably require to effect the transactions contemplated hereby.

ARTICLE 7
PURCHASER'S CONDITIONS PRECEDENT

7.1 Purchaser's Conditions

The obligation of the Purchaser to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, or compliance with, at or before the Closing Date, of the conditions precedent set forth below. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Purchaser and may be waived by the Purchaser in its discretion:

(a) the representations and warranties of the Target and each of the Shareholders set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date and with the same effect as if made at and as of the Closing Date;

(b) the Target and the Shareholders will have performed and complied with all of their respective material obligations, covenants and agreements required hereunder;

(c) this Agreement, the Transaction Documents and all other documents necessary or reasonably required to consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser, will have been executed and delivered to the Purchaser;

(d) the Purchaser's due diligence analysis and other customary examinations that it has performed regarding the financial position of and the Business, including the information provided in the Disclosure Statement, as amended prior to Closing, do not reflect any circumstance, event or occurrence that is reasonably likely to result in a Material Adverse effect on the Business of the Target;

(e) no Order of any Governmental Body of competent jurisdiction will be in effect prohibiting the transactions contemplated by this Agreement and no Proceeding will have been instituted or be pending before any Governmental Body to restrain or prohibit the transactions contemplated by this Agreement;

(f) no claim will have been asserted or made that any Person (other than the Purchaser or the Shareholders) is the legal holder or beneficial owner of, or has the right to acquire or to obtain legal or beneficial ownership of, any of the Shares, or any other voting, equity, or ownership interest in, the Target, or (other than the Shareholders) is entitled to legal ownership of all or any portion of the Consideration Shares;

(g) no Material Adverse Effect will have occurred with respect to the Target;

(h) all consents, renunciations, authorizations or approvals of third parties, which, in the Purchaser's reasonable opinion must be obtained prior to the Closing in order to give effect to the purchase of the Shares and the other transactions contemplated herein, must be obtained to the Purchaser's satisfaction or in accordance with the relevant agreements, covenants or Applicable Law;

(i) the Purchaser will have closed the Purchaser Financing for gross proceeds of at least $10,000,000;

(j) all Liabilities owed to the Target by any director or officer of the Target, or any Affiliate or Related Party thereof, other than any accrued and unpaid compensation incurred in the ordinary course of business and not yet due and payable (the "**Related Party Debt**") shall be repaid in full;

(k) all Liabilities under that certain term loan agreement between the Target and HSBC, currently in the amount of approximately £28,400 shall be repaid in full (the "**Term Debt**").

(l) on the Closing Date, the Target's current Liabilities shall not exceed £100,000 in the aggregate (exclusive of current Liabilities under secured commercial credit facilities where repayment is secured by current assets which exceed the amount of the related Liability); and

(m) the Purchaser will have received from the Target, the following closing documentation:

(i) a certified copy of resolutions of the directors of the Target approving the entry into and the Closing of this Agreement, authorizing the registration of the Shares in the name of the Purchaser, the issue of one or more share certificates representing the Shares registered in the name of the Purchaser, accepting the resignation of all directors and officers of the Target and appointing Brent Willis as sole director and officer effective as of the Closing Date, approving the entry into the Non-Compete Agreements, and terminating all current employment and director agreements with the current directors and officers of the Target and all other matters contemplated by this Agreement;

(ii) a duly executed resignation from each of the directors and officers of the Target;

(iii) a certificate executed by an officer of the Target, on behalf of the Target, certifying that the representations and warranties of the Target set forth in this Agreement are true and correct in all material respects as at the Closing Date and that the covenants and agreements of the Target set forth in this Agreement are satisfied and complete in all material respects as at the Closing Date;

(iv) duly executed consents to act from Michael Clapper and Paul Herman as directors of the Purchaser, and duly executed consents to act from Michael Clapper as President – European Operations of the Purchaser and Michiel Carmel as Managing Director of Vapestick;

(v) the Clapper Employment Agreement, the Carmel Employment Agreement, and the Dempsey Employment Agreement, duly executed by Michael Clapper, Michiel Carmel, and Jo Dempsey, respectively;

(vi) the Non-Compete Agreements, duly executed by any of the directors or executive officers of the Target that will cease to hold such positions following the Closing Date;

(vii) evidence reasonably satisfactory to the Purchaser that all employment and director agreements between the Target and each of the directors and officers of the Target has been terminated without any payment (whether severance pay or otherwise);

(viii) evidence reasonably satisfactory to the Purchaser regarding payment of all Related Party Debt;

(ix) evidence reasonably satisfactory to the Purchaser to confirm payment of the Term Debt;

(x) share certificates evidencing the Shares;

(xi) all such instruments of transfer, duly executed, which in the opinion of the Purchaser acting reasonably are necessary to effect and evidence the transfer of the Shares to the Purchaser free and clear of all Encumbrances;

(xii) a certified copy of the share registry of the Target evidencing the Purchaser as the sole registered owner of the Shares;

(xiii) a legal opinion issued by legal counsel for the Target opining on certain corporate matters with respect to the Target in the form required by the Purchaser and the Purchaser's Solicitors, acting reasonably; and

(xiv) the corporate minute books and all other books and records of the Target.

7.2 Waiver

The conditions set forth in this Article 7 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date.

7.3 Covenant of the Target and the Shareholders

The Target and the Shareholders covenant to deliver all of the closing documentation set out in Section 7.1.

ARTICLE 8
TARGET'S CONDITIONS PRECEDENT

8.1 Target's Conditions

The obligation of the Target and the Shareholders to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, or compliance with, at or before the Closing Date, of the conditions precedent set forth below. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Target and may be waived by the Target in its discretion:

(a) the representations and warranties of the Purchaser set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date and with the same effect as if made at and as of the Closing Date;

(b) the Purchaser will have performed and complied with all of the obligations, covenants and agreements required hereunder;

(c) this Agreement, the Transaction Documents and all other documents necessary or reasonably required to consummate the transactions contemplated hereby, all in form and substance satisfactory to the Target will have been executed and delivered to the Target;

(d) the Target's due diligence analysis and other customary examinations that it has performed regarding the financial position of and the business of the Purchaser, including the information provided in the Purchaser Disclosure Statement, as amended prior to Closing, do not reflect any circumstance, event or occurrence that is reasonably likely to result in a Material Adverse effect on the business of the Purchaser;

(e) no Order of any Governmental Body of competent jurisdiction will be in effect prohibiting the transactions contemplated by this Agreement and no Proceeding will have been instituted or be pending before any Governmental Body to restrain or prohibit the transactions contemplated by this Agreement;

(f) no Material Adverse Effect will have occurred with respect to the business of the Purchaser;

(g) all consents, renunciations, authorizations or approvals of third parties, which, in the Target's reasonable opinion are necessary to give effect to the transactions contemplated herein, must be obtained to the Target's satisfaction or in accordance with the relevant agreements, covenants or applicable law;

(h) the Purchaser will have closed the Purchaser Financing for gross proceeds of at least $10,000,000;

(i) the Consideration Shares shall constitute in the aggregate, a number of Purchaser Shares equal to ten percent of all outstanding Purchaser Shares as of the Closing Date, calculated on a fully

diluted basis taking into consideration all outstanding options, warrants, convertible notes or other derivative securities which may be converted, exercised or exchanged into Purchaser Shares, but excluding from the calculation any Purchaser Shares or derivative securities issued in connection with strategic acquisitions of companies or businesses, including the acquisition of new technology and product opportunities, as well as any Purchaser Shares or derivative securities issued in connection with financing transactions the proceeds of which are principally for the payment of the purchase price in connection with such acquisitions..

(j) the Target will have received from the Purchaser, the following closing documentation:

(i) a certified copy of resolutions of the directors of the Purchaser approving the entry into and Closing of this Agreement, authorizing the issuance of the Consideration Shares and payment of the Purchase Price, the appointment of Michael Clapper and Paul Herman as directors of the Purchaser and the appointment of Michael Clapper and Michiel Carmel as executive officers of the Purchaser (provided a duly executed consent to act is delivered by each), the issuance of securities and the closing of the Purchaser Financing, entry into the Clapper Employment Agreement, the Carmel Employment Agreement and the Dempsey Employment Agreement, and the approval of the Transaction Documents and all other matters contemplated by this Agreement;

(ii) a certificate executed by an officer of the Purchaser certifying that the representations and warranties of the Purchaser set forth in this Agreement are true and correct in all material respects as at the Closing Date and that the covenants and agreements of the Purchaser set forth in this Agreement are satisfied and complete in all material respects as at the Closing Date;

(iii) the Clapper Employment Agreement, the Carmel Employment Agreement, and the Dempsey Employment Agreement duly executed by the Purchaser;

(iv) share certificates in the name of the Shareholders evidencing ownership of the Consideration Shares;

(v) receipt of the cash portion of the Purchase Price in accordance with written payment instructions from each of the Shareholders; and

(vi) a legal opinion issued by legal counsel for the Purchaser opining on certain corporate matters with respect to the Purchaser in the form required by the Target and the Target's legal counsel, acting reasonably.

8.2 Waiver

The conditions set forth in this Article 8 are for the exclusive benefit of the Target and the Shareholders and may be waived by the Target and the Shareholders in writing in whole or in part on or before the Closing Date.

8.3 Covenant of the Purchaser

The Purchaser covenants to deliver all of the closing documentation set out in Section 8.1.

ARTICLE 9
CONDUCT OF BUSINESS PRIOR TO CLOSING

9.1 Conduct

Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing Date, the Target and the Purchaser will each:

(a) conduct their respective business in the ordinary and usual course and in a continuous fashion;

(b) increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees, officers or directors or make any increase in, or any addition to, other benefits to which any of its Employees, officers or directors may be entitled;

(c) create, incur, assume or guarantee any indebtedness for money borrowed, or mortgaged or pledged by the Target or Purchaser, as applicable, or a third party, and will not subject any of the material assets or properties of the Target or the Purchaser, as applicable, to any mortgage, lien, pledge, security interest, conditional sales contract or other Encumbrance related to any such indebtedness for money borrowed,

(d) comply with all Applicable laws affecting the operation of the business and pay all required Taxes;

(e) not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of or render untrue any representation, warranty, covenant or other obligation contained herein;

(f) use commercially reasonable efforts to preserve intact the business substantially as currently conducted, and use commercially reasonable efforts to promote and preserve the goodwill of suppliers, customers and others having business relations with the Purchaser or the Target; and

(g) take all necessary actions, steps and proceedings that are necessary to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

ARTICLE 10
ADDITIONAL COVENANTS OF THE PARTIES

10.1 Board of Directors of the Purchaser

On or prior to the Closing Date, and subject to such individuals providing a duly executed consent to act, the Purchaser shall cause its board of directors to appoint Paul Herman and Michael Clapper as additional directors of the Purchaser effective as of the Closing Date and the Purchaser agrees to nominate such individuals as directors with respect to the Purchaser's next annual general meeting at which directors are to be elected by shareholders for the ensuing year. The Purchaser and each of Paul Herman and Michael Clapper will enter into the Purchaser's standard director agreement that will contain, among other things, (a) an indemnification provision on terms no less favorable than those provided to other members of the board of directors of the Purchaser, and (b) the requirement that such persons will agree to be bound to the Purchaser's adopted policies and procedures, corporate governance charters and the Purchaser's Organizational Documents.

10.2 Officers of the Purchaser

On or prior to the Closing Date, the Purchaser shall cause its board of directors to appoint Michael Clapper as an officer of the Purchaser and Michiel Carmel as an officer of the Purchaser], which appointments will be effective on the Closing Date.

10.3 Clapper Employment Agreement

On the Closing Date and upon the appointment of Michael Clapper as an officer of the Purchaser, the Purchaser and Michael Clapper will enter into the Purchaser's standard one-year employment agreement (the "**Clapper Employment Agreement**"), whereby Michael Clapper will receive compensation consisting of a base salary of £150,000 and be eligible to receive a discretionary bonus that will entitle Michael Clapper to receive a cash payment of up to 4 times the base salary for obtaining agreed upon targets in revenue, profitability and other strategic metrics. For 2014, the revenue target for the business division operated by Michael Clapper and Michiel Carmel (which includes the business currently operated by the Target) will be £20,000,000 in the 12 months following the Closing Date. The Clapper Employment Agreement will also contain a provision that Michael Clapper will agree to be bound to the Purchaser's adopted policies and procedures, corporate governance charters and the Purchaser's Organizational Documents.

10.4 Carmel Employment Agreement

On the Closing Date and upon the appointment of Michiel Carmel as an officer of the Purchaser, the Purchaser and Michiel Carmel will enter into the Purchaser's standard one-year employment agreement (the "**Carmel Employment Agreement**"), whereby Michiel Carmel will receive compensation consisting of a base salary of £120,000 and be eligible to receive a discretionary bonus that will entitle Michiel Carmel to receive a cash payment of up to 4 times the base salary for obtaining agreed upon targets in revenue, profitability and other strategic metrics. For 2014, the revenue target for the business division operated by Michael Clapper and Michiel Carmel (which includes the business currently operated by the Target) will be £20,000,000 in the 12 months following the Closing Date. The Carmel Employment Agreement will also contain a provision that Michiel Carmel will agree to be bound to the Purchaser's adopted policies and procedures, corporate governance charters and the Purchaser's Organizational Documents.

10.5 Jo Dempsey Employment Agreement

On the Closing Date the Purchaser and Jo Dempsey will enter into the Purchaser's standard one-year employment agreement (the "**Dempsey Employment Agreement**"), whereby Jo Dempsey will receive compensation substantially consistent with her current compensation with the Target. The Dempsey Employment Agreement will also contain a provision that Jo Dempsey will agree to be bound to the Purchaser's adopted policies and procedures, corporate governance charters and the Purchaser's Organizational Documents.

10.6 Non-Compete Agreements

On or prior to the Closing Date, each director and executive officer of Target that will cease to hold such positions in the Target or the Purchaser following the Closing Date will sign a non-competition agreement with the Target (the "**Non-Competition Agreements**"), whereby each such director or officer of Target will agree that, for a period of 12 months following the Closing, he or she will not compete, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, with the Target or any of its Affiliates in the offer, sale or marketing of products or services that are competitive with the products or services offered by the Target, within the area in which the Target is then engaged in the offer and sale of competitive products or services. The Non-Competition Agreement will contain customary carve outs for passive investments.

10.7 Consents

The parties covenant and agree that they will use commercially reasonable efforts to obtain any consents, renunciations and approvals of third parties which are necessary to the completion of the transactions contemplated by this Agreement, provided that such consents, renunciations or approvals may be validly given by such third parties in accordance with relevant agreements, covenants or Applicable Law.

10.8 Exclusivity

Until such time, if any, as this Agreement is terminated pursuant to Article 12, neither party (through their advisors, directors, bankers, employees, shareholders, agents or otherwise) will, directly or indirectly:

(a) solicit, initiate, encourage, facilitate or discuss any proposition, offer, inquiry, submission or proposal from any other Person concerning the purchase of all or substantial all of the share capital or assets of such Person or any merger, reorganization, arrangement, capitalization or any other form of business merger or combination (a "**Proposed Transaction**"); or

(b) enter into any agreement, discussions or negotiations with any Person, company or other entity with respect to a Proposed Transaction.

Each party will inform the other of all propositions, offers, bids or information requests that they might receive regarding a Proposed Transaction and must provide the other with all relevant information in their possession.

10.9 Access for Investigation

(a) Between the date of this Agreement and the Closing Date, the Target will:

(i) afford the Purchaser, the Purchaser's Solicitors and the Purchaser's representatives, advisors, prospective lenders and their representatives (collectively, the "**Purchaser's Advisors**") full and free access to the Target's personnel, properties, contracts, books and records, and other documents and data, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Business;

(ii) furnish the Purchaser and the Purchaser's Advisors with copies of all such contracts, books and records, and other existing documents and data, as the Purchaser may reasonably request; and

(iii) furnish the Purchaser and the Purchaser's Advisors with such additional financial, operating, and other data and information, as the Purchaser may reasonably request.

(b) Between the date of this Agreement and the Closing Date, the Purchaser will:

(i) afford the Target and the Shareholders and their respective representatives, legal and advisors and their representatives (collectively, the "**Shareholders' Advisors**") full and free access to the Purchaser's personnel, properties, contracts, books and records, and other documents and data, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Purchaser's business;

(ii) furnish the Shareholders and the Shareholders' Advisors with copies of all such contracts, books and records, and other existing documents and data, as the Shareholders may reasonably request; and

(iii) furnish the Shareholders and the Shareholders' Advisors with such additional financial, operating, and other data and information, as the Shareholder may reasonably request.

10.10 Required Approvals

(a) As promptly as practicable after the date of this Agreement, the Target will make all filings required by Applicable Law to be made by it in order to consummate the transactions contemplated herein. Between the date of this Agreement and the Closing Date, the Target and the Shareholders will cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by Applicable Law to make in connection with the transactions contemplated herein.

(b) As promptly as practicable after the date of this Agreement, the Purchaser will make all filings required by Applicable Law to be made by it in order to consummate the transactions contemplated herein. The Purchaser will: (i) provide the Shareholders with copies of all correspondence with Governmental Bodies relating to such Applicable Law, (ii) allow the Target and Shareholders to participate on all discussions or meetings (whether in person or via phone or other technology) with Governmental Bodies relating to such Applicable Law, and (iii) provide the Target and the Shareholders with reasonable notice of each of the foregoing, and a reasonable opportunity to participate in the process where appropriate.

10.11 Notification

Between the date of this Agreement and the Closing Date, each of the parties hereto will promptly notify the other parties hereto in writing if any such party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein, as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Statement or Purchaser Disclosure Statement if such document was dated the date of the occurrence or discovery of any such fact or condition: (a) the Target and the Shareholders will promptly deliver to the Purchaser a supplement to the Disclosure Statement in relation to such change or (b) the Purchaser will promptly deliver to the Target and the Shareholders a supplement to the Purchaser Disclosure Statement specifying such change, as applicable. During the same period, each party hereto will promptly notify the other parties hereto of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of the conditions set forth herein impossible or unlikely.

10.12 Best Efforts

Between the date of this Agreement and the Closing Date, the parties will use their best efforts to cause the conditions contained in this Agreement to be satisfied.

10.13 Disclosure of Confidential Information

(a) Until the Closing Date and, if this Agreement is terminated without consummation of the transactions contemplated herein, then after such termination, the Purchaser, the Target and each of the Shareholders will maintain in confidence, will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and will not use to the detriment of another party or divulge to any third parties, other than their respective legal and financial advisors, auditors, representatives and any other Governmental Bodies having jurisdiction, any confidential written, oral, or other information obtained during the course of

the investigations in connection with this Agreement or the transactions contemplated herein, unless:

(i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

(ii) the use of such information is necessary or appropriate pursuant to the rules of any stock exchange or in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein; or

(iii) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings.

10.14 Public Notices

The parties agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with Applicable Law after consulting with the other party hereto and seeking their reasonable consent to such announcement.

ARTICLE 11
POST-CLOSING COVENANTS

11.1 Piggy-Back Registration Rights

(a) If the Purchaser determines to proceed with the preparation and filing with the SEC of a registration statement (the "**Registration Statement**") relating to an offering for its own account or the account of others under the Securities Act of any of its Purchaser Shares, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or its then equivalents relating to equity securities issuable in connection with stock option or other employee benefit plans, the Purchaser shall send to the Shareholders written notice of such determination and, if within 15 days after receipt of such notice, a Shareholder shall so request in writing, the Purchaser will cause the registration, at its sole expense, under the Securities Act of the Consideration Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Consideration Shares (the "**Registrable Securities**"), and provided that if at any time after giving written notice of its intention to register any of the Consideration Shares and prior to the effective date of the registration statement filed in connection with such registration, the Purchaser shall determine for any reason not to register or to delay registration of such Purchaser Shares, the Purchaser may, at its election, give written notice of such determination to the Shareholders and, thereupon, (a) in the case of a determination not to register, shall be relieved of its obligation to register the Registrable Securities in connection with such registration, and (b) in the case of a determination to delay registering, shall be permitted to delay registering the Registrable Securities for the same period as the delay in registering such other Purchaser Shares. Notwithstanding any other provision in this Section, if the Purchaser receives a comment from the SEC which effectively results in the Purchaser having to reduce the number of Registrable Securities included on such Registration Statement, then the Purchaser may reduce the number of Registrable Securities to be included in such Registration Statement to the extent required by the SEC.

(b) Notwithstanding Section 11.1(a), the Purchaser shall not be required to register any Registrable Securities that are eligible for sale without volume limitations pursuant to Rule 144 of the

Securities Act; provided, however, that as long as any Shareholder owns Consideration Shares, if the Purchaser is not required to file reports pursuant to the Exchange Act, the Purchaser will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) such information as is required for the Shareholders to sell the Consideration Shares under Rule 144. The Purchaser shall further covenant that it will take such further action as any Shareholder may reasonably request, to the extent required from time to time to enable such Shareholder to sell such Consideration Shares without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

11.2 Right of Participation

(a) For so long as the Shareholders, in the aggregate, beneficially own the greater of (i) 5% of the outstanding Purchaser Shares, or (ii) in excess of 50% of the Consideration Shares issued at Closing, at any time the Purchaser proposes to issue any Purchaser Shares or any securities convertible into or exercisable or exchangeable into Purchaser Shares or other equity interests in the Purchaser (each a "**Subsequent Financing**") each Shareholder shall have the right to participate in such Subsequent Financing, and directly or through an Affiliate, purchase up to a number of the securities being issued in the Subsequent Financing such that after such financing the Shareholder will maintain his or its pro rata percentage ownership of share capital of the Purchaser then beneficially owned by such Shareholder (together with its Affiliates) prior to the Subsequent Financing, provided that such purchase can be done in compliance with Applicable Securities Laws.

(b) At least 15 Business Days prior to the closing of any Subsequent Financing, the Purchaser shall send a notice to each Shareholder asking if he or it wants non-public information concerning the details of the proposed Subsequent Financing. Upon the request of a Shareholder, the Purchaser shall promptly, but no later than one Business Day after such request, deliver written notice to such Shareholder, describing in reasonable detail the proposed terms of the financing, including the type of securities proposed to be issued, the amount of proceeds intended to be raised, and the Person or Persons through or with whom the Subsequent Financing is proposed to be effected (a "**Financing Notice**"). The Financing Notice shall include the relevant transaction documents, if available, or a term sheet or similar document relating thereto as an attachment. Each Shareholder desiring to participate in such transaction must provide written notice to the Purchaser prior to 5:30 p.m. (PST) on the 10th Business Day following the receipt of the Financing Notice, confirming the Shareholder's election to participate (subject to reviewing the final terms of the transaction), specifying the amount of such Shareholder's participation, and representing and warranting that such Shareholder has such funds ready, willing, and available for investment on the terms set forth in the Financing Notice and that such purchase will be effected in accordance with Applicable Securities Laws. If a Shareholder fails to deliver its notice of participation by such 10th Business Day, such Shareholder shall be deemed to have elected not to participate. The Purchaser shall promptly confirm in writing to each Shareholder once it elects to abandon a Subsequent Financing. If the Purchaser has not issued and sold the new securities within 30 Business Days following the Financing Notice, the Purchaser shall not thereafter offer, issue or sell such new securities without first offering such securities to each Shareholder in the manner provided in this Section.

(c) Each Shareholder shall participate in the Subsequent Financing on the same terms and conditions as the other investors, and subject to compliance with all Applicable Securities Laws. Each Shareholder exercising its right to participate shall be required to execute and deliver any transaction documents, instruments or certificates as are required of other investors in the new securities, which shall not include any terms which disproportionately impact or restrict any rights granted to the Shareholders under this Agreement. In the case of a Subsequent Financing for a consideration in whole or in part other than cash, including securities acquired in exchange

therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the board of directors of the Purchaser.

(d) The right of participation contained in this Section shall not apply to any new securities that are issued: (i) pursuant to any present or future employee, director or consultant benefit plan or program that has been duly approved by the board of directors or shareholders of the Purchaser, (ii) pursuant to the exercise or exchange of or conversion of securities exercisable or exchangeable for or convertible into Purchaser Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (iii) in connection with acquisitions, including the acquisition of new technology and product opportunities, sponsored research, collaborations, technology license, development, marketing or other similar agreements or strategic transactions, including strategic partnerships and the commercialization for the Purchaser's current portfolio of products, in each case, approved by a majority of the disinterested directors of the Purchaser, provided that any such issuance shall only be to an operating company and shall not include a transaction in which the Purchaser is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (iv) to banks, equipment lessors or other financial institutions in connection with loans made to the Purchaser, or (v) the issuance of Purchaser Shares upon a stock split, stock dividend or any subdivision of the Purchaser Shares.

11.3 National Stock Exchange Listing

Following the Closing Date, the Purchaser will use its commercially reasonable efforts to:

(a) meet the initial listing requirements of the New York Stock Exchange, NYSE MKT, Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market (each such exchange including any successor market thereto, a "**National Stock Exchange**");

(b) within twelve months following the Closing file an application to have the Purchaser Shares listed on a National Stock Exchange and include in such application all of the Consideration Shares; and

(c) take such other action as is necessary to cause all of the Consideration Shares to be listed or quoted on such National Stock Exchange within eighteen months following the Closing.

11.4 Post-Closing Funding of the Target

Following the Closing Date and through December 31, 2014, the Purchaser agrees to fund the business of the Target in accordance with its current business plan. The parties agree that the current business plan of the Target requires funding of approximately £350,000 per month for building the Target brand, or other brands as may exist in the Target business, and associated distribution.

11.5 Employment of Target Staff

Following the Closing Date and for twelve (12) months thereafter the Purchaser shall the Target to provide the employees of the Target who remain employed immediately after the Closing with base salary and target cash bonus opportunities (but not, for the avoidance of doubt, equity-based compensation) that are, in the aggregate, no less favorable to the base salary and target cash bonus opportunities provided by Target immediately prior to the Closing Date. Nothing contained in this Agreement shall confer upon any employee any right with respect to continued employment by the Target, nor shall anything herein interfere with the right of the Purchaser or the Target to terminate the employment of any employee at any time, with or without cause. The Purchaser shall

use commercially reasonable efforts to, or shall cause the Target to, to the extent permitted by the terms of the applicable employee benefit plans, programs, policies, or arrangements, recognize all service of the Target employees with the Target as if such service were with the Purchaser or any of its Subsidiaries, for purposes of eligibility to participate, vesting and benefit levels based on seniority; provided, that, such service shall not be recognized (i) for benefit accrual purposes under any defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits.

ARTICLE 12
TERMINATION

12.1 Termination

This Agreement may be terminated at any time prior to the Closing Date by:

(a) mutual agreement of the Purchaser and the Target;

(b) the Purchaser, if there has been a material breach by the Target or a Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Target or a Shareholder that is not cured, to the reasonable satisfaction of the Purchaser, within ten (10) business days after notice of such breach is given by the Purchaser (except that no cure period will be provided for a breach by the Target or a Shareholder that, by its nature, cannot be cured);

(c) the Target, if there has been a material breach by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser that is not cured, to the reasonable satisfaction of the Target and the Shareholders within ten (10) business days after notice of such breach is given by the Target or the Shareholders (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured);

(d) the Purchaser or the Target if any permanent injunction or other Order of a Governmental Body of competent authority preventing the consummation of the transaction contemplated by this Agreement has become final and non-appealable; or

(e) if the transactions contemplated herein have not been consummated prior to the Closing Date, unless otherwise extended by the written agreement of the parties hereto.

12.2 Effect of Termination

In the event of the termination of this Agreement as provided in Section 12.1, this Agreement will be of no further force or effect, without any liability on the part of any party hereto or any of their respective representatives; provided that (a) the provisions of Sections 10.13, 13.4, 14.1, 14.3, and 14.4 shall survive the termination hereof, and (b) no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE 13
INDEMNITIES

13.1 Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Sections 3.2, 3.3, 3.4, 4.1, 5.2, 5.3 and 5.4 shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

13.2 Indemnification by the Shareholders

Subject to the other terms and conditions of this Section, prior to the Closing the Target and after the Closing each of the Shareholders, severally and not jointly, shall indemnify and defend each of the Purchaser and its Affiliates (including the Target following the Closing Date) and their respective representatives (collectively, the "**Purchaser Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of his or its representations or warranties of, as the case may be, the relevant Shareholder or the Target contained in this Agreement or in any certificate or instrument delivered by or on behalf of the relevant Shareholder or the Target pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by, as the case may be, the relevant Shareholder or the Target pursuant to this Agreement.

No Shareholder shall be liable to indemnify any Purchaser Indemnitee by reason of breach of representation warranty, or covenant by another Shareholder. In each and all cases, and Subject to the limitations set forth in Section 13.4 each Shareholder's obligation to indemnify the Purchase Indemnitees shall extend to (i) sole responsibility as to any Loss as a result of breach of representation warranty, or covenant by that Shareholder individually, and (ii) such Shareholder's pro rata portion (based on such Shareholder's ownership interest in the Shares) of any Loss as a result of any breach of representation, warranty or covenant of the Target. For purposes of clarity, (x) the certificate delivered under Section 7.1(m)(iii) is being delivered on behalf of the Target and no individual liability shall attach to the officer delivering such certificate on behalf of the Target, and (y) any representations or warranties contained in such certificate shall be subject to the limitations contained in Section 13.4.

13.3 Indemnification by the Purchaser

Subject to the other terms and conditions of this Section, The Purchaser shall indemnify and defend each Shareholder and its Affiliates and their respective representatives (collectively, the "**Shareholder Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement.

13.4 Certain Limitations

The indemnification provided for in Section 13.2 and Section 13.3 shall be subject to the following limitations:

(a) The Shareholders shall not be liable to the Purchaser Indemnitees for indemnification under Section 13.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 13.2(a) exceeds 1% of the Purchase Price (the "**Basket**"), in which event the Shareholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which each Shareholder shall be liable pursuant to Section 13.2(a) shall not exceed 25% of such Shareholder's proportion of the Purchase Price (such proportion's being pro-rata to the proportion of the Shares being sold by each Shareholder pursuant to this Agreement) (the "**Cap**").

(b) The Purchaser shall not be liable to the Shareholder Indemnitees for indemnification under Section 13.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 13.3(a) exceeds the Basket, in which event the Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Purchaser shall be liable pursuant to Section 13.3(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 13.4(a) and Section 13.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.2, 3.3, 3.4, 4.1, 5.2, 5.3 and 5.4.

13.5 Indemnification Procedures

The party making a claim under this Article 13 is referred to as the "**Indemnified Party**", and the party against whom such claims are asserted under this Article 13 is referred to as the "**Indemnifying Party**".

(a) **Third Party Claims.** If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a "**Third Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the

event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 13.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 13.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Shareholders and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 10.12) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) **Settlement of Third Party Claims.** Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 13.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 13.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) **Direct Claims.** Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days

after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Target's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) **Payments.** Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 13, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication. Payment shall be made by wire transfer of immediately available funds; provided, however, that in lieu of cash payment the Shareholders shall have the option to make payment by surrender of Consideration Shares acquired under this Agreement, which the parties agree shall be valued for these purposes at the per share for the Consideration Shares as of the Closing Date (based upon the effective price at which Purchaser Shares are valued in the Purchaser Financing). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

13.6 Exclusive Remedies

The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 13. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article 13. Nothing in this Section 13.6 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE 14
GENERAL

14.1 Expenses

All costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

14.2 Assignment

No parties to this Agreement may assign any of their respective rights under this Agreement without the prior consent of each of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of each of the parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns, as applicable.

14.3 Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by overnight courier, the notice to the following address or number:

If to the Purchaser:

Victory Electronic Cigarettes Corporation
11335 Apple Drive
Nunica, Michigan
U.S.A.
49448

Attention:	Robert Earl Hartford
Email:	bob@victoryecigs.com

With a copy (which will not constitute notice) to:

Clark Wilson LLP
Barristers & Solicitors
Suite 900 – 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1

Attention:	Cam McTavish
Telephone:	(604) 891-7731
Facsimile:	(604) 687-6314

If to the Shareholders or to the Target:

Vapestick Holdings Ltd.
85a Stanmore Hill, Stanmore
Middlesex
HA7 3DZ

Attention:	Michael Clapper
Facsimile:	44-0208-181-7771
Email:	michaelclapper@vapestick.co.uk

With a copy (which will not constitute notice) to:

Bluebox Corporate Finance Limited
19A Cavendish Square
London, W1G 0PN

Attention:	Paul Herman
Telephone:	44 (0) 207 015 2200
Email:	paul.herman@blueboxCFG.com

(or to such other address or number as any party may specify by notice in writing to another party).

Any notice sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be.

Any notice delivered or sent by overnight courier service will be deemed conclusively to have been effectively given on the day the notice was actually delivered.

14.4 Governing Law; Venue

This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Nevada without regard to applicable choice of law provisions thereof. The parties hereto agree that any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought in a suitable court located in the State of Nevada and each party hereto irrevocably submits to the exclusive jurisdiction of those courts.

14.5 Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

14.6 Entire Agreement

This Agreement, the schedules attached hereto and the Transaction Documents referred to herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.

14.7 Further Assurances

The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

14.8 Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties.

14.9 Schedules and Disclosure Statements

The schedules attached to this Agreement are incorporated herein. Each party shall have the right to provide, amend, modify or update the Disclosure Statement and Purchaser Disclosure Statement at any time prior to the Closing by delivering such amendments, modifications or updates to the other party in accordance with the terms of this Agreement. The Disclosure Statement and the Purchaser Disclosure Statement, as so amended, modified or updated, shall be deemed to qualify the representations and warranties of the respective party contained herein.

14.10 Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

VICTORY ELECTRONIC CIGARETTES CORPORATION

Per: ______________________
Authorized Signatory
Name: Brent Willis
Title: Chief Executive Officer

VAPESTICK HOLDINGS LTD.

Per: ______________________
Authorized Signatory
Name: Michael Clapper
Title: Executive Chairman

CLAPPER VENTURES LLP

Per: ______________________
Authorized Signatory
Name: ♦
Title: ♦

WITNESSED BY:	)	
	)	
______________________	)	______________________
Name	)	**MICHIEL CARMEL**
______________________	)	
Address	)	
______________________	)	
	)	______________________
______________________	)	**ALAN CARMEL**
Occupation	)	

14.10 Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

VICTORY ELECTRONIC CIGARETTES CORPORATION

Per:____________________________
Authorized Signatory
Name: Brent Willis
Title: Chief Executive Officer

VAPESTICK HOLDINGS LTD.

Per: [signature]
Authorized Signatory
Name: Michael Clapper
Title: Executive Chairman

CLAPPER VENTURES LLP

Per: [signature]
Authorized Signatory
Name: Michael Clapper
Title: Chairman

WITNESSED BY: M. [signature]	[signature]
Name MARK SLAVID	**MICHIEL CARMEL**
Address 35 WOODLANDS ROAD	
BUSHEY. HERTS. WD23 2LS	[signature]
Occupation ESTATE AGENT	**ALAN CARMEL**